UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1.   Name and Address of Reporting Person(s)
     Jennings, Christopher D.
     4020 E. Indian School Rd.
     Phoenix, Arizona  85018

2.   Issuer Name and Ticker or Trading Symbol
     Ugly Duckling Corporation (UGLY)

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4.   Statement for Month/Year
     12/01

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     [X] Director                   [ ] 10% Owner
     [ ] Officer (give title below) [ ] Other (specify below)
     Indepedent Director

7.   Individual or Joint/Group Filing (Check Applicable Line)
     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1) Derivative Securitites Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $5.00           2/20/01        A         5,000                             02/21/01 (1) 02/20/11
to buy)

Table II (PART 2) Derivative Securitites Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right            Common Stock                   5,000                     5,000         D   Direct
to buy)

Explanation of Responses:

(1)  Options  fully  vest one day after the date of grant.  These  non-qualified
     stock  options  were  issued  under  the  UGLY  Long-Term   Incentive  Plan
     ("Incentive Plan") on 2/20/01 at an exercise price of $5.00 per share.

SIGNATURE OF REPORTING PERSON
/S/ By: Jon D. Ehlinger
-------------------------------------------------------------------
    For: Chrisopher D. Jennings
DATE